Final Term Sheet Dated June 1, 2020	Issuer Free Writing Prospectus Filed Pursuant to Rule 433 relating to the Preliminary Prospectus Supplement dated June 1, 2020 and Prospectus dated June 1, 2020 Registration Statement No. 333-238831

Amazon.com, Inc.

0.400% Notes due 2023

0.800% Notes due 2025

1.200% Notes due 2027

1.500% Notes due 2030

2.500% Notes due 2050

2.700% Notes due 2060

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:

0.400% Notes due 2023 (the “2023 Notes”)

0.800% Notes due 2025 (the “2025 Notes”)

1.200% Notes due 2027 (the “2027 Notes”)

1.500% Notes due 2030 (the “2030 Notes”)

2.500% Notes due 2050 (the “2050 Notes”)

2.700% Notes due 2060 (the “2060 Notes”)

Security Type:	SEC registered

Ratings*:	A2 by Moody’s Investor Service, Inc. AA- by Standard & Poor’s Ratings Services A+ by Fitch Ratings Inc.

Size:	2023 Notes: $1,000,000,000 2025 Notes: $1,250,000,000 2027 Notes: $1,250,000,000 2030 Notes: $2,000,000,000 2050 Notes: $2,500,000,000 2060 Notes: $2,000,000,000

Maturity Date:	2023 Notes: June 3, 2023 2025 Notes: June 3, 2025 2027 Notes: June 3, 2027 2030 Notes: June 3, 2030 2050 Notes: June 3, 2050 2060 Notes: June 3, 2060

Trade Date:	June 1, 2020

Settlement Date:	June 3, 2020

Coupon (Interest Rate):

2023 Notes: 0.400% per annum, accruing from June 3, 2020

2025 Notes: 0.800% per annum, accruing from June 3, 2020

2027 Notes: 1.200% per annum, accruing from June 3, 2020

2030 Notes: 1.500% per annum, accruing from June 3, 2020

2050 Notes: 2.500% per annum, accruing from June 3, 2020

2060 Notes: 2.700% per annum, accruing from June 3, 2020

Yield to Maturity:	2023 Notes: 0.447% 2025 Notes: 0.808% 2027 Notes: 1.205% 2030 Notes: 1.512% 2050 Notes: 2.549% 2060 Notes: 2.749%

Spread to Benchmark Treasury:	2023 Notes: T + 25 bps 2025 Notes: T + 50 bps 2027 Notes: T + 70 bps 2030 Notes: T + 85 bps 2050 Notes: T + 110 bps 2060 Notes: T + 130 bps

Benchmark Treasury:

2023 Notes: 0.125% due May 15, 2023

2025 Notes: 0.250% due May 31, 2025

2027 Notes: 0.500% due May 31, 2027

2030 Notes: 0.625% due May 15, 2030

2050 Notes: 2.000% due February 15, 2050

2060 Notes: 2.000% due February 15, 2050

Benchmark Treasury Yield:	2023 Notes: 0.197% 2025 Notes: 0.308% 2027 Notes: 0.505% 2030 Notes: 0.662% 2050 Notes: 1.449% 2060 Notes: 1.449%

Interest Payment Dates:

2023 Notes: June 3 and December 3 of each year, beginning December 3, 2020

2025 Notes: June 3 and December 3 of each year, beginning December 3, 2020

2027 Notes: June 3 and December 3 of each year, beginning December 3, 2020

2030 Notes: June 3 and December 3 of each year, beginning December 3, 2020

2050 Notes: June 3 and December 3 of each year, beginning December 3, 2020

2060 Notes: June 3 and December 3 of each year, beginning December 3, 2020

Optional Redemption:

The Issuer may, at its option, redeem any series of notes, in whole or in part, at any time prior to the applicable Par Call Date (as set forth below) (or in the case of the 2023 Notes, at any time prior to maturity) at a price equal to the greater of (1) 100% of the principal amount of the applicable series of notes to be redeemed, and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed (A) in the case of the 2023 Notes, from the redemption date to the maturity date, and (B) in the case of the 2025 Notes, 2027 Notes, 2030 Notes, 2050 Notes and 2060 Notes, that would have been payable in respect of such notes calculated as if the maturity date of such notes was the applicable Par Call Date, in each case, discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5 basis points in the case of the 2023 Notes, plus 10 basis points in the case of the 2025 Notes, plus 15 basis points in the case of the 2027 Notes, plus 15 basis points in the case of the 2030 Notes, plus 20 basis points in the case of the 2050 Notes and plus 20 basis points in the case of the 2060 Notes, plus accrued and unpaid interest up to, but excluding, the redemption date.

Notwithstanding the immediately preceding paragraph, the Issuer may, at its option, redeem the 2025 Notes, the 2027 Notes, the 2030 Notes, the 2050 Notes, and the 2060 Notes, in whole or in part, at any time, on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.

Par Call Date:

2025 Notes: May 3, 2025 (1 month prior to the maturity date of the 2025 Notes)

2027 Notes: April 3, 2027 (2 months prior to the maturity date of the 2027 Notes)

2030 Notes: March 3, 2030 (3 months prior to the maturity date of the 2030 Notes)

2050 Notes: December 3, 2049 (6 months prior to the maturity date of the 2050 Notes)

2060 Notes: December 3, 2059 (6 months prior to the maturity date of the 2060 Notes)

Price to Public:

2023 Notes: 99.860%, plus accrued interest, if any

2025 Notes: 99.961%, plus accrued interest, if any

2027 Notes: 99.967%, plus accrued interest, if any

2030 Notes: 99.889%, plus accrued interest, if any

2050 Notes: 98.977%, plus accrued interest, if any

2060 Notes: 98.816%, plus accrued interest, if any

CUSIP/ ISIN:

2023 Notes: 023135 BP0 / US023135BP00

2025 Notes: 023135 BQ8 / US023135BQ82

2027 Notes: 023135 BR6 / US023135BR65

2030 Notes: 023135 BS4 / US023135BS49

2050 Notes: 023135 BT2 / US023135BT22

2060 Notes: 023135 BU9 / US023135BU94

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by calling Goldman Sachs & Co. LLC toll-free at 1-866 471-2526, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and J.P. Morgan Securities LLC collect at 1-212-834-4533.